Exhibit 99.1

PRESSRELEASE
www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		09-005
	Contact:	Tony Tripodo
Date: February 24, 2009	Title:	Chief Financial Officer
Helix Reports Fourth Quarter and Year End 2008 Results
HOUSTON, TX — Helix Energy Solutions Group, Inc (NYSE: HLX) reported a net loss of $859.9 million or $(9.47) per diluted share, for the fourth quarter of 2008 compared with net income of $120.4 million, or $1.25 per diluted share, for the same period in 2007, and net income of $60.6 million, or $0.65 per diluted share, in the third quarter of 2008. The net loss for the year ended December 31, 2008 was $634.0 million, or $(6.99) per diluted share, compared to net income of $316.8 million, or $3.34 per diluted share, for the year ended December 31, 2007.
Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our fourth quarter results reported large non-cash impairments and other charges totaling $935 million (pre-tax) plus weak results in our oil and gas business due to shut-in production from Hurricane Ike. However, our core Contracting Services business continues to produce strong results and we have now brought our oil and gas production close to pre-Ike levels. Thus, our fundamental business operations remain profitable and we should generate positive cash flow in 2009.”
Fourth quarter 2008 results included the following items:
•
Non-cash charges of $907.6 million ($840.2 million net of tax, or $9.25 per diluted share), including $715.0 million, or $7.87 per diluted share, associated with a reduction in the carrying value of goodwill and $192.6 million ($125.2 million net of tax, or $1.38 per diluted share), related to reductions in the carrying values of certain oil and gas properties. The majority of the goodwill reduction related to the oil and gas business associated with the acquisition of Remington Oil and Gas Corporation in 2006. The oil and gas property impairments reflected a deterioration of the affected properties’ field economics primarily resulting from a decrease in both oil and natural gas prices during the fourth quarter.

•
Other non-cash exploration charges of $26.6 million ($17.3 million net of tax, or $0.19 per diluted share) primarily related to two suspended exploratory wells drilled in prior years that are no longer considered economical to develop.

•
A $6.7 million loss ($4.4 million net of tax, or $0.05 per diluted share) associated with the sale of our interest in the Bass Lite field located in Atwater Valley Block 426 in December 2008. Gross proceeds from the sale totaled approximately $49 million.

Fourth quarter 2007 results included the following items:
•	Non-cash gain of $151.7 million ($98.6 million net of tax, or $1.02 per diluted share) resulting from an adjustment in our investment in Cal Dive following the Horizon acquisition.

•	Non-cash oil and gas impairments/exploration expenses totaling $84.2 million ($54.8 million net of tax, or $0.57 per diluted share).
Revenues for our Contracting Services business were $300 million, reflecting high vessel and equipment utilization during the fourth quarter of 2008. Oil and gas revenues of $46 million for the fourth quarter were $89 million lower than the third quarter primarily because of reduced production, which totaled 6.4 billion cubic feet of natural gas equivalent (Bcfe) in fourth quarter 2008 compared with 10.5 Bcfe in the third quarter. The decrease in production is primarily due to a number of our oil and gas fields being shut-in following Hurricanes Gustav and Ike.

Summary of Results
(in thousands, except per share amounts and percentages, unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007
Revenues	$540,902	$500,243	$616,216	$2,148,349	$1,767,445

Gross Profit :
Operating	$86,242	$154,307	$209,344	$629,269	$604,553
	16%	31%	34%	29%	34%
Oil and Gas Impairments	(192,620)	(64,072)	(6,027)	(215,675)	(64,072)

Exploration Expense	(27,072)	(20,177)	(2,492)	(32,926)	(26,725)

Total	$(133,450)	$70,058	$200,825	$380,668	$513,756

Goodwill and Other Intangible Impairments	$(714,988)			$(714,988)

Net Income (Loss) Applicable to Common Shareholders	$(859,864)	$120,412	$60,587	$(634,040)	$316,762

Diluted Earnings (Loss) Per share	$(9.47)	$1.25	$0.65	$(6.99)	$3.34

Adjusted EBITDAX*	$99,206	$228,351	$201,584	$780,735	$804,332

*	Non-GAAP measure. See reconciliation attached hereto.

Segment Information, Operational and Financial Highlights
(in thousands, unaudited)

	Three Months Ended
	December 31,		September 30,
	2008	2007	2008
Revenues:
Contracting Services	$299,724	$224,066	$284,671
Shelf Contracting	261,656	162,203	278,709
Oil and Gas	46,022	169,693	134,619
Intercompany Eliminations	(66,500)	(55,719)	(81,783)

Total	$540,902	$500,243	$616,216

Income loss from Operations:
Contracting Services	$28,108	$31,337	$56,845
Shelf Contracting	69,946	41,692	72,719
Production Facilities	(285)	(333)	(140)
Oil and Gas	(55,878)	68,257	42,717
Oil and Gas Impairments	(192,620)	(64,072)	(6,027)
Exploration Expense	(27,072)	(20,177)	(2,492)
Goodwill and Other Intangible Impairments	(714,988)	—	—

Intercompany Eliminations	(4,374)	(7,909)	(13,520)

Total	$(897,163)	$48,795	$150,102

Equity in Earnings of Equity Investments	$6,007	$10,453	$8,886

Contracting Services
•
Deepwater construction revenues in the fourth quarter of 2008 benefited from exceptionally high utilization of pipelay assets (86%) and higher day rates. In addition, our robotics business also experienced high asset utilization (80%). Our deepwater construction assets have good backlog for the first half of 2009. Our robotics division benefitted from the increased scope of work resulting from the effects of Hurricanes Gustav and Ike.

•
Our well operations business experienced decreased revenues in the fourth quarter as compared to the third quarter of 2008 reflecting the commencement of certain project work in the Gulf of Mexico that has slightly lower contract prices and margins than our typical contracts performed in 2008 as well as slightly lower utilization rates (93% vs. 100%).

•	Gross profit margins for Contracting Services decreased primarily because of lower margins associated with certain longer-term and large scale projects.

•	Our services’ segments have estimated backlog of nearly $900 million (including $350 million for Cal Dive), of which we expect to recognize around $660 million in 2009.

Shelf Contracting (Cal Dive)
•
Cal Dive revenues, gross profit and net income decreased in the fourth quarter of 2008 compared with third quarter of 2008 reflecting normal seasonal decline in activity offset in part by additional services associated with hurricane inspection, repair and maintenance activities in the Gulf of Mexico following Hurricanes Gustav and Ike. The results for the fourth quarter 2008 were significantly higher than the results achieved during the fourth quarter of 2007 primarily reflecting the contributions from the Horizon assets which were acquired in December, 2007, as well as additional service activity following Hurricanes Gustav and Ike.

Oil and Gas
•
Oil and Gas revenues for the fourth quarter of 2008 were lower than the third quarter of 2008 primarily reflecting significantly lower production following Hurricanes Gustav and Ike as well as declines in both oil and natural gas prices. Production in fourth quarter of 2008 was 6.4 Bcfe compared with 10.5 Bcfe in third quarter 2008. The average prices realized for our gas sales volumes, including the effect of hedge contracts, totaled $6.32 per thousand cubic feet of gas (Mcf) in the fourth quarter of 2008 and $10.22 per Mcf in the third quarter of 2008. For our oil sales volumes we realized $49.08 per barrel in the fourth quarter of 2008 and $107.14 per barrel in the third quarter of 2008, including the effects of hedge contracts. As a result of Hurricanes Gustav and Ike, certain oil and gas contracts no longer qualified for hedge accounting treatment and an $11.5 million gain from the settlements of these contracts was recorded in other income in our consolidated statements of operations. In addition, our other income includes unrealized gains of $7.4 million associated with contracts that will settle in first quarter 2009.

•
The Company’s current production has been restored to levels approximating those achieved pre-Hurricane Ike. As of February 24, 2009 our oil and gas production totaled approximately 132 million cubic feet of natural gas equivalent per day (MMcfe/d), which is more than 90% of pre-Hurricane Ike production rates, adjusting for the sale of our interest in the Bass Lite field

•
The Company has previously announced a discovery at Garden Banks Block 426 (Bushwood) field in the deepwater of Gulf of Mexico. The well logged 273 feet of net hydrocarbons in deeper exploratory zones and the proved reserves associated with this discovery are included in the Company’s year-end 2008 estimates of proved reserves.

•
Year-end 2008 proved reserves of oil and gas totaled 665 Bcfe as compared with 677 Bcfe at December 31, 2007. Reserve additions of 176 Bcfe from discoveries and field extensions resulting from 2008 drilling activities offset the approximate 140 Bcfe reduction of estimated proved reserves resulting from price declines, property sales and hurricane damage. In 2008, our reserve additions replaced 371% of our 2008 production (47.5 Bcfe). The average prices used in our proved reserve estimates were $42.76 per barrel of oil and $5.74 per Mcf of natural gas in 2008 as compared to $103.34 per barrel and $7.84 per Mcf in 2007. The present value of our total estimated proved reserves using the SEC mandated PV-10 standardized measure was approximately $1.9 billion at December 31, 2008 compared with $2.8 billion at December 31, 2007.

Other Expenses
•
Selling, general and administrative expenses for the fourth quarter of 2008 were 7.8% of revenue, compared to 8.2% in the third quarter of 2008, and 9.0% in the fourth quarter of 2007. The improvement over the third quarter was a result of reduced spending measures initiated in light of the weaker economic environment.

•
Net interest expense and other decreased to $13.2 million in the fourth quarter of 2008 from $23.5 million in the third quarter of 2008 due primarily to net hedging gains of $15.3 million and $4.6 million of lower foreign exchange losses during the fourth quarter of 2008. Net interest expense increased to $22.3 million in the fourth quarter compared with $19.8 million in third quarter 2008 due primarily to higher levels of gross debt.

Financial Condition and Liquidity
•
Consolidated net debt at December 31, 2008 decreased to $1.84 billion from $1.87 billion as of September 30, 2008. Total debt associated with our Cal Dive consolidated subsidiary totaled $315 million, which is non-recourse to Helix. Net debt to book capitalization as of December 31, 2008 was 60%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

•	Capital expenditures for 2008 (including $83 million related to Cal Dive) totaled $855 million.

•	The Company has taken the following actions to improve its financial condition and liquidity:
•	Hedged a substantial level (approximately 73%) of estimated 2009 oil and gas production in order to stabilize the Company’s expected 2009 cash flow from its oil and gas operations.

•	The Company’s planned 2009 capital budget has been reduced considerably from 2008 levels and is estimated to be $350 million to $400 million (of which $78 million relates to Cal Dive).

•	In January 2009, the Company sold approximately 13.6 million shares of Cal Dive common stock to Cal Dive for proceeds totaling $86 million.

•	Implemented certain cost control measures and other spending controls.
* * * * *
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Standard Time on Wednesday, February 25, 2009, will be webcast live. If you wish to dial in to the call the telephone number is 800 475 0212 (Domestic) or 1-312 470 7004 (International). The pass code is Tripodo. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization. We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense. Further, we reduce Adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Net debt is calculated as the sum of financial debt less cash on hand. Net debt to book capitalization is calculated by dividing net debt by the sum net debt, preferred stock and stockholders’ equity. These non-GAAP measures are useful to investors and other internal and external user of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net revenues:
Contracting services	$494,880	$330,550	$1,602,496	$1,182,882
Oil and gas	46,022	169,693	545,853	584,563

	540,902	500,243	2,148,349	1,767,445

Cost of sales:
Contracting services	363,586	233,442	1,161,227	789,988
Oil and gas	91,074	112,494	357,853	372,904
Oil and gas impairments	192,620	64,072	215,675	64,072
Exploration expense	27,072	20,177	32,926	26,725

	674,352	430,185	1,767,681	1,253,689

Gross profit (loss)	(133,450)	70,058	380,668	513,756
Goodwill and other intangible impairments	714,988	—	714,988	—
Gain (loss) on sale of assets, net	(6,422)	23,983	73,471	50,368
Selling and administrative expenses	42,303	45,246	184,708	151,380

Income (loss) from operations	(897,163)	48,795	(445,557)	412,744
Equity in earnings of investments	6,007	10,453	31,971	19,698
Gain on subsidiary equity transaction	—	151,696	—	151,696
Net interest expense and other	13,234	18,679	81,412	59,444

Income (loss) before income taxes	(904,390)	192,265	(494,998)	524,694
Provision (benefit) for income taxes	(64,396)	63,217	89,977	174,928
Minority interest	19,320	7,755	45,873	29,288

Net income (loss)	(859,314)	121,293	(630,848)	320,478
Preferred stock dividends	550	881	3,192	3,716

Net income (loss) applicable to common shareholders	$(859,864)	$120,412	$(634,040)	$316,762

Weighted Avg. Common Shares Outstanding:
Basic	90,802	90,189	90,650	90,086

Diluted	90,802	96,880	90,650	95,938

Earnings (Loss) Per Common Share:
Basic	$(9.47)	$1.34	$($6.99)	$3.52

Diluted	$(9.47)	$1.25	$(6.99)	$3.34

Comparative Condensed Consolidated Balance Sheets
ASSETS

(in thousands)	Dec. 31, 2008	Dec. 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$223,613	$89,555
Accounts receivable	551,664	512,132
Other current assets	175,030	125,582

Total Current Assets	950,307	727,269

Net Property & Equipment:
Contracting Services	1,877,942	1,507,463
Oil and Gas	1,541,648	1,737,225
Equity investments	197,287	213,429
Goodwill	366,218	1,089,758
Other assets, net	136,936	177,209

Total Assets	$5,070,338	$5,452,353

LIABILITIES & SHAREHOLDERS’ EQUITY

(in thousands)	Dec. 31, 2008	Dec. 31, 2007
	(unaudited)
Current Liabilities:
Accounts payable	$346,235	$382,767
Accrued liabilities	233,023	221,366
Current mat of L-T debt (1)	93,540	74,846

Total Current Liabilities	672,798	678,979

Long-term debt(1)	1,968,502	1,725,541
Deferred income taxes	604,464	625,508
Decommissioning liabilities	194,665	193,650
Other long-term liabilities	81,637	63,183
Minority interest	322,627	263,926
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	1,170,645	1,846,566

Total Liabilities & Equity	$5,070,338	$5,452,353

(1)
Net debt to book capitalization — 60% at December 31, 2008. Calculated as total debt less cash and equivalents ($1,838,429) divided by sum of total net debt, convertible preferred stock and shareholders’ equity ($3,064,074).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2008
Earnings Release:
Reconciliation From Net Income to Adjusted EBITDAX:

	4Q08	4Q07	3Q08	2008	2007
	(in thousands)

Net (loss) income applicable to common shareholders	$(859,864)	$120,412	$60,587	$(634,040)	$316,762
Cal Dive gains	—	(98,602)	—	—	(98,602)
Non-cash impairment and other unusual items	907,608	64,072	6,027	930,663	72,674
Preferred stock dividends	550	881	881	3,192	3,716
Income tax provision (benefit)	(66,422)	6,420	40,019	69,873	106,119
Net interest expense and other	10,963	17,796	21,303	72,074	56,703
Depreciation and amortization	79,299	97,195	70,275	306,047	320,235
Exploration expense	27,072	20,177	2,492	32,926	26,725

Adjusted EBITDAX	$99,206	$228,351	$201,584	$780,735	$804,332

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2008
Earnings Release:
Reconciliation of non-cash impairments and other unusual items:

	4Q08	4Q07
	(in thousands)	(in thousands)

Non-cash goodwill and other intangible impairments:
Goodwill and other intangible impairments	$714,988	$—

Non-cash goodwill and other intangible mpairments, net:	$714,988	$—

Diluted shares	90,802	96,880
Per share	$7.87	$—

Non-cash property impairments:
Property impairments	192,620	64,072
Tax provision on property impairments	(67,417)	(22,425)

Non-cash property impairments, net:	$125,203	$41,647

Diluted shares	90,802	96,880
Per share	$1.38	$0.43

Non-cash impairments and other unusual items:
Exploration expense	$27,072	$20,177
Tax provision on exploration expense	(9,475)	(7,062)

Non-cash impairments, net:	$17,597	$13,115

Diluted shares	90,802	96,880
Per share	$0.19	$0.14

Non-cash impairments and other unusual items:
Suspended exploratory wells	$18,579	$—
Tax provision on suspended exploratory wells	(6,503)	—

Non-cash impairments, net:	$12,076	$—

Diluted shares	90,802	96,880
Per share	$0.13	$—

Non-cash impairments and other unusual items:
Unproved properties	$8,023	$—
Tax provision on unproved properties	(2,808)	—

Non-cash impairments, net:	$5,215	$—

Diluted shares	90,802	96,880
Per share	$0.06	$—

Bass Lite sale
Bass Lite sale	$6,734	$—
Tax provision on Bass Lite sale	(2,357)	—

Non-cash impairments, net:	$4,377	$—

Diluted shares	90,802	96,880
Per share	$0.05	$—